Exhibit 107

Calculation Filing Fee Table

Form S-8

(Form Type)

Tritium DCFC Limited

(Exact name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary shares, no par value	Rule 457(c) and Rule 457(h)	700,000(2)	$1.56(3)	$1,092,000	0.00011020	$120.34

Total Offering Amounts				—		—	—

Total Fees Previously Paid				—	—	—	—

Total Fee Offsets				—	—	—

Net Fee Due				—	—	—	$120.34

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) shall also cover any additional ordinary shares of Tritium DCFC Limited (the “Registrant”), no par value (“Ordinary Shares”) that become issuable under the Tritium DCFC Limited Amended and Restated 2023 Employee Stock Purchase Plan (the “Plan”) by reason of any share dividend, share split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of Ordinary Shares on issue. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant Plan.

(2)	Represents up to 700,000 Ordinary Shares to be issued to plan participants pursuant to the Plan.
(3)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The offering price per share and the aggregate offering price for Ordinary Shares reserved for future issuance under the Plan are based on the average of the high ($1.62) and low ($1.50) prices of Ordinary Shares on the Nasdaq Global Market on March 8, 2023, which date is within five business days prior to the filing of this Registration Statement.